Exhibit 99.1

FOR IMMEDIATE RELEASE

September 26, 2007

The Castle Group, Inc. Appoints Howard Mendelsohn

Chief Financial Officer

Former Expedia Executive Joins Hawaii’s

Third Largest Resort Management Company

Honolulu, Hawaii – The Castle Group, Inc. (Pink Sheets: CAGU), holding company for Castle Resorts & Hotels, today announced the appointment of Howard Mendelsohn as CFO.

Mr. Mendelsohn has over 25 years of experience in financial, strategic and business development management for large and rapidly growing companies in the travel and technology sectors.  Most recently, he was Vice President of Small Groups and Meetings for OnVantage, Inc.

He previously held the position of Vice President, Finance at Expedia Inc. from its IPO through its meteoric growth phase, and then served as Vice President of Business Planning and Strategy for Expedia Corporate Travel.  Prior to Expedia, Mr. Mendelsohn headed up the financial functions for the highly successful biotechnology company, ICOS Corporation.

Mr. Mendelsohn holds a Bachelor of Science degree in Biochemical Business Management from the University of California and is a Certified Management Accountant. He currently works with several nonprofit groups and educational advisory boards.

“We are pleased to welcome Howard Mendelsohn as The Castle Group’s CFO and believe he has the right outlook and experience to support the Company’s growth in the coming years,” said Rick Wall, chairman and chief executive officer of The Castle Group, Inc.  “Howard’s six-year career with Expedia, Inc, the largest global online travel agency, gives him insight into how the hospitality industry of tomorrow is taking shape and will help to provide us a competitive edge.”

“I look forward to working with the terrific team at The Castle Group and especially toward helping to maximize the Company’s potential. Castle has become a power player in the resort and hotel management arena in recent years and it is really exciting to be part of such a successful, vibrant and growing company,” said Mr. Mendelsohn.  “Castle Resorts & Hotels property portfolio is well positioned both geographically – in and around the Pacific Rim – and in terms of customer appeal: with opportunities for growth in its existing locales and targeted future markets.”

About The Castle Group

The Castle Group manages hotels and condominiums on the Hawaiian islands of Oahu, Maui, Kauai, Molokai and Hawaii; on Saipan and Guam in Micronesia; Thailand and on New Zealand’s North Island.  Founded in 1994 with just 220 rooms, today Castle has contracts with 25 properties totaling more than 3,400 hotel rooms and condominium units and employs more than 400 resort, hotel and corporate staff. Castle offers travelers accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums. Castle has adopted a strategic plan to expand in Hawaii, Micronesia, New Zealand, and Thailand, as well as in regions throughout the Pacific, Asia and Central America.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company's periodic filings with the U.S.

Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Maura Dolormente

The Castle Group

Toll-Free: 1-800-733-7753 (U.S./Canada/Guam/Saipan)

Direct: 808-524-0900

Fax: 808-521-9994

pr@castleresorts.com

Investor Relations Contact:

Christi Mottola, Managing Partner

CCG Investor Relations

(949) 851-1109

(949) 223-0028 (fax)

Christi.Mottola@ccgir.com

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